CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A, as amended, of our independent auditor’s report dated April 30, 2021, with respect to the audited balance sheet of Solar Intermodal as of March 31, 2021, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from January 1, 2021 to March 31, 2021, and the related notes to the financial statements.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

April 30, 2021